14th Amendment

                                  EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                         CERTIFICATE OF INCORPORATION OF
                         ESPEY MFG. & ELECTRONICS CORP.

                Under Section 805 of the Business Corporation Law

IT IS HEREBY CERTIFIED THAT:

      (1) The name of the corporation is Espey Mfg. & Electronics Corp. (the Corporation"). The name under which the Corporation was formed is "Espey Manufacturing Company, Inc."

      (2) The Certificate of Incorporation (as amended, the "Certificate of Incorporation") was filed by the Department of State on July 9, 1928.

      (3) Article SEVENTH of the Certificate of Incorporation, as amended by Certificate of Amendment filed by the Department of State on February 14, 1994 now provides that the number of members of the Board of Directors shall consist of nine persons and shall be classified into three classes, each class to consist of three directors.

      (4) Article SEVENTH of the Certificate of Incorporation is hereby amended to read as follows:

      SEVENTH: The entire Board of Directors shall consist of not fewer than three persons and not more than nine persons, with the actual number to be determined in accordance with the by-laws. The directors shall be divided into three classes, Class A, Class B and Class C, and all classes shall be as nearly equal in number as possible. At each annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. The Class A directors at the time of the adoption of this Article SEVENTH, as amended, have a term expiring at the 2006 Annual Meeting. The Class B directors elected at the meeting of the adoption of this Article SEVENTH, as amended, will have a term expiring at the 2007 Annual Meeting. The Class C directors at the time of the adoption of this Article SEVENTH, as amended, have a term expiring at the 2005 Annual Meeting.

      (5) This amendment to the Certificate of Incorporation was authorized by unanimous vote of the board of directors and was subsequently authorized by the majority vote of the shareholders entitled to vote thereon.

      IN WITNESS WHEREOF, we have hereunto subscribed this Certificate of Amendment this 12th day of November, 2004.


/s/ Peggy A. Murphy                       /s/ Howard Pinsley
--------------------------------          ---------------------------------
Peggy A. Murphy, Secretary                Howard Pinsley, President


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